Exhibit 99.1

  Callaway Golf Announces Nine Months' Results and Upgrades Full Year Earnings
                        Estimates for Its Core Business

         Nine-Month Net Income and Earnings Per Share Are the
                          Highest Since 1997

    Callaway Golf Company (NYSE: ELY) today released its consolidated financial results for the nine months ended September 30, 2003, announcing net income of $79 million and diluted earnings per share of $1.19, increases of 5% and 7%, respectively, over the same period in the prior year. The reported net income and earnings per share are the highest achieved by the Company in the first nine months of a fiscal year since 1997.
    For the nine months ended September 30, 2003, the Company reported net sales of $667 million, compared to $670 million during the same period in 2002. Foreign currency exchange rates positively impacted net sales for the current period by approximately $22 million. Net income for the period was $79 million, compared to $75 million for the same period last year. Diluted earnings per share were $1.19, compared to $1.11 for the same period last year.
    For the quarter ended September 30, 2003, the Company reported net sales of $154 million, compared to $161 million during the same quarter in 2002. Foreign currency exchange rates positively impacted net sales for the third quarter of 2003 by approximately $3 million. Net income during the third quarter was $2 million, versus $7 million for the same quarter last year. Diluted earnings per share were $0.03, compared to $0.11 for the same quarter last year.
    Year-over-year comparisons are affected by two key factors. First, the Company's results for 2003 reflect the acquisition of certain assets of The Top-Flite Golf Company in the United States as of September 15, 2003 (see Company press release of September 15, 2003). Second, the Company's results for 2002 reflected a number of adjustments, including a non-cash, pre-tax reversal of $17 million of the Company's warranty reserve in the third quarter and the inclusion of certain subsequent adjustments that otherwise would have been included in fourth quarter results but for the Company's delayed filing of its third quarter Form 10-Q (see Company press release of January 16, 2003). To assist investors in making comparisons, the Company provides the following supplemental information (1):

    -- For the nine months ended September 30, 2003, net sales excluding Top-Flite were $662 million, compared to $670 million during the same period in 2002. Top-Flite's operating results after the acquisition were essentially break-even. Therefore, net income and diluted earnings per share were not affected by Top-Flite's results. This sales information is summarized as follows:


                                     -------------------------
        $'s - millions                      Nine Months
                                     -------------------------
                                       2003    2002  % Change
                                     ------- ------- ---------
        Reported Net Sales            $667.4  $670.4      0%
        Top-Flite Net Sales -U.S.       (5.4)      -
                                     -------
        Pro Forma Net Sales           $662.0  $670.4     (1%)
                                     =======  =======

    -- Excluding Top-Flite from 2003 results and excluding the effects of the warranty reversal and the subsequent events reported in the Form 10-Q (Part II, Item 5) for the comparable period in 2002, net income for the nine months ended September 30, 2003 would have been $79 million and diluted earnings per share would have been $1.19, increases of 13% and 16%, respectively, compared with $70 million and $1.03 for the comparable period in 2002. This earnings information is summarized as follows:


                                               -----------------------
 $'s - millions, except per share data               Nine Months
                                               -----------------------
                                                 2003    2002 % Change
                                                ------  ------ -------
        Reported Net Income                      $79.0  $75.0      5%
        Top-Flite Net Income - U.S.                 -      -
        Warranty Reversal                           -   (10.4)
        Subsequent Events                           -     5.2
                                                ------  ------
        Pro Forma Net Income                     $79.0  $69.8     13%
                                                ======  ======

        Reported Diluted Earnings per Share      $1.19  $1.11      7%
        Top-Flite Net Income                         -      -
        Warranty Reversal                            -  (0.16)
        Subsequent Events                            -   0.08
                                                ------  ------
        Pro Forma Diluted
        Earnings per Share                       $1.19  $1.03     16%
                                               ======  ======
(1) Supplemental information supplied in this press release is not presented in accordance with generally accepted accounting principles
(GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. This information may also be inconsistent with similar information supplied by other companies.

    "We expect to slightly exceed our previous earnings estimates for the year for our core Callaway Golf business, even though we are seeing sales decline, as expected, in the back half of the year following a record first six months," said Ron Drapeau, Chairman and CEO. "We experienced some softness in the third quarter compared to last year, but managed our business carefully in delivering $0.03 in earnings per share. Despite the deviation for the quarter, our nine-month results remain very good in terms of net income and earnings per share, achieving the highest levels since 1997."


                      SALES BY PRODUCT AND REGION
                          --------------------     -------------------
                          Third Quarter - 2003     Nine Months - 2003
                          --------------------     -------------------
 $'s - millions                      % Change                 % Change
                          Net Sales  vs. 2002      Net Sales  vs. 2002
                          ---------  ---------     ---------  --------
 Woods                       $44.0       (22%)         $213.9    (17%)
 Irons                        54.7         7%           233.9     10%
 Putters                      27.0        (4%)          118.1     31%
 Golf Balls                   14.1        25%            43.3    (25%)
 Accessories, Other           13.8        (6%)           58.2     12%
                            -------                    -------
 TOTAL                      $153.6        (5%)         $667.4      0%
                            =======                    =======

 United States               $77.7        (4%)         $370.2     (2%)
 International                75.9        (5%)          297.2      1%
                            -------                    -------
 TOTAL                      $153.6        (5%)         $667.4      0%
                            =======                    =======

    Brad Holiday, Senior Executive Vice President and Chief Financial Officer, stated, "Our gross margins remained strong in the first nine months at 50% compared with 52% for last year. We continue to manage our costs carefully and in line with our net sales, with operating expenses reduced to 32% of net sales in 2003, versus 34% for the same period last year. Our balance sheet remains strong, with virtually no debt and improved inventory levels."
    In accordance with the Company's dividend practice, the Board of Directors will determine the next dividend in November.

    BUSINESS OUTLOOK

    In light of SEC Regulations, the Company elects to provide certain forward-looking information in this press release. These statements are based on current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. The Company's earnings estimates exclude any special charges or gains. See further disclaimer below.
    "With the performance achieved in the first nine months of the year combined with modest incremental contributions from Top-Flite and some limited product launches planned for the last part of 2003, we expect that annual net sales will be about $810 million, which includes approximately $40 million from Top-Flite," reported Mr. Drapeau. "We have initiated steps to integrate the Callaway Golf and Top-Flite operations, which include the consolidation of our golf ball and golf club manufacturing and R&D operations. We expect to incur charges to earnings of approximately $60 million, mostly non-cash, in connection with this process, with the charges to be taken as incurred over the next twelve months. Excluding these charges, earnings per share for the year, including Top-Flite, are estimated to be approximately $0.87 to $0.92. For our core Callaway Golf business, we estimate annual net sales of approximately $770 million, a slight decline from what we estimated last quarter, and diluted earnings per share of approximately $0.97, a slight increase from our previous estimate."
    "We are very excited about our product plans for 2004. Taking advantage of the opportunities afforded to us as a result of our Top-Flite acquisition, including both cost savings and new technology, we are planning to re-launch the Callaway Golf golf ball product line in 2004 in combination with the consumer introduction of our HX Tour ball, while building and expanding the Top-Flite business. On the club side of the business, the recently announced ERC Fusion Driver will be the flagship of a Callaway Golf wood business that features a refreshed Great Big Bertha II driver and fairway line and a new line of Big Bertha titanium drivers and stainless steel fairway woods. We are carefully reviewing our market opportunities for 2004 in light of these and other strong Callaway Golf, Top-Flite, Odyssey and Hogan products and intend to provide that guidance in late December."
    The Company will be holding a conference call at 2:00 p.m. PDT today, which will be hosted by Ronald A. Drapeau, Chairman and CEO, and Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the conclusion of the conference call. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling (800) 642-1687 toll free for calls originating within the United States or (706) 645-9291 for International calls. The replay pass code is 3222820 and the replay will be available through 5:00 p.m. PST, on Thursday, October 30, 2003.
    Disclaimer: Statements used in this press release that relate to future plans, events, financial results or performance, including statements relating to estimated earnings, sales and charges to earnings, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to delays, difficulties or unanticipated costs in integrating the Top-Flite and Callaway Golf assets, brands and business, the maintenance of good vendor relationships, adverse market and economic conditions, market acceptance of current and future products, adverse weather conditions and seasonality, competitive pressures, fluctuations in foreign currency exchange rates, delays, difficulties or increased costs in the manufacturing of the Company's golf club or ball products, or in the procurement of materials or resources needed to manufacture the Company's golf club or ball products, any actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, and the effect of terrorist activity or armed conflict on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties, see
Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
    Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including ERC(R) Fusion(R) Drivers, Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Big Bertha Steelhead(R) III Stainless Steel Drivers and Fairway Woods, Hawk Eye(R) VFT(R) Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(R) and Steelhead X-16 Pro Series Stainless Steel Irons, and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(TM) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Tour balls, HX Blue and HX Red balls, the CTU 30(R) Blue and CTU 30 Red balls, the HX 2-Piece Blue and HX 2-Piece Red balls, the CB1(R) Blue and CB1 Red balls, and the Warbird(TM) golf balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite(R), Strata(R) and Ben Hogan(R) brands. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com and www.odysseygolf.com.


                         Callaway Golf Company
            Consolidated Condensed Statement of Operations
                 (In Thousands, Except Per Share Data)
                              (Unaudited)

                   Three Months Ended          Nine Months Ended
                      September 30,               September 30,
               -----------------------     -----------------------
                   2003          2002          2003          2002
               ---------     ---------     ---------     ---------

Net sales      $153,634 100% $161,257 100% $667,430 100% $670,439 100%
Cost of goods
 sold            83,414  54%   81,371  50%  332,878  50%  324,012  48%
               ---------     ---------     ---------     ---------
Gross profit     70,220  46%   79,886  50%  334,552  50%  346,427  52%

Operating
 expenses:
 Selling         47,462  31%   47,681  30%  149,527  22%  159,958  24%
 General and
  administrative 14,684  10%   12,467   8%   43,154   6%   40,875   6%
 Research and
  development     7,734   5%    8,202   5%   20,648   3%   24,529   4%
               ---------     ---------     ---------     ---------
Total
operating
 expenses        69,880  45%   68,350  42%  213,329  32%  225,362  34%

Income from
 operations         340   0%   11,536   7%  121,223  18%  121,065  18%

Other income
 (expense), net   1,056        (1,002)        1,345            20
                ---------     ---------     ---------     ---------
Income before
income taxes      1,396   1%   10,534   7%  122,568  18%  121,085  18%

Income tax
 provision
 (benefit)         (938)        3,347        43,613        46,062
               ---------     ---------     ---------     ---------

Net income       $2,334   2%   $7,187   4%  $78,955  12%  $75,023  11%
               =========     =========     =========     =========


Earnings per common share:
 Basic            $0.04         $0.11         $1.20         $1.12
 Diluted          $0.03         $0.11         $1.19         $1.11

Weighted-average shares outstanding:
 Basic           66,261        65,822        65,936        66,691
 Diluted         66,808        66,356        66,295        67,623


                         Callaway Golf Company
                 Consolidated Condensed Balance Sheet
                            (in Thousands)
                              (Unaudited)

                                 September 30,      December 31,
                                    2003(a)              2002
                                  ---------            ---------
 ASSETS
 Current assets:
   Cash and cash equivalents       $72,835             $108,452
   Accounts receivable, net        136,329               63,867
   Inventories, net                141,174              151,760
   Deferred taxes                   34,531               34,519
   Prepaid investment in
    Top-Flite International         29,954                    -
   Other current assets             11,002               10,429
                                  ---------            ---------
    Total current assets           425,825              369,027

 Property, plant
  and equipment, net               194,044              167,340
 Intangible assets, net            169,819              121,317
 Other assets                       21,484               22,161
                                  ---------            ---------
                                  $811,172             $679,845
                                  =========            =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable
       and accrued expenses        $79,168              $61,720
    Accrued employee
       compensation and benefits    28,425               23,168
    Accrued warranty expense        13,615               13,464
    Income taxes payable            34,452                7,649
    Other current liabilities        1,407                3,160
                                  ---------            ---------
      Total current liabilities    157,067              109,161

Long-term liabilities               32,954               27,297

Shareholders' equity               621,151              543,387
                                  ---------            ---------
                                  $811,172             $679,845
                                  =========            =========


(a) Includes preliminary balances related to the acquisition of certain assets and assumption of certain liabilities of The Top-Flite Golf Company in the United States as of September 15, 2003. The Top-Flite Golf Company is in the process of finalizing its opening balance sheet and third-party valuations of certain assets are being completed; accordingly, the estimated carrying values of the acquired assets and assumed liabilities are preliminary and subject to refinement.


    CONTACT: Callaway Golf Company, Carlsbad
             Ron Drapeau or Brad Holiday or Larry Dorman, 760-931-1771